Exhibit 99.1

For Release:	Immediately

Contact:	Frank H. Boykin, Chief Financial Officer

Mohawk Industries, Inc. Announces Third Quarter Earnings

CALHOUN, Ga., Oct. 29 /PRNewswire-First Call/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2009 third quarter net earnings of $34 million and diluted earnings per share (EPS) of $0.50 which included a restructuring charge of approximately $16 million, primarily related to our distribution and manufacturing infrastructure. Excluding the restructuring charge, net earnings and EPS would be $44 million and $0.64 per share, respectively. In the third quarter of 2008, the net loss was $1,485 million and loss per share was $21.70. Excluding the 2008 third quarter charges, net earnings and EPS would have been $84 million and $1.23 per share, respectively. Net sales for the 2009 third quarter were $1,383 million, a decrease of 22% (21% with a constant exchange rate) from 2008. Continued cost control, reduced capital spending and lower working capital enabled generation of free cash flow of $128 million for the quarter.

For the nine months of 2009, our net loss was $25 million or a net loss per share of $0.37. Excluding year to date charges, net earnings would be $108 million and EPS would be $1.57. In the first nine months of 2008 net loss and loss per share were $1,331 million and $19.45 per share, respectively. Excluding the 2008 year to date charges, net earnings and EPS would have been $244 million and $3.56 per share, respectively. Net sales for the first nine months of 2009 were $3,997 million representing a 25% decrease from 2008. Sales declined 22% with a constant exchange rate excluding carpet tile charges. The sales decrease for both the quarter and the year to date in the U.S. and Europe is primarily attributable to continuing low home sales, soft business investment and weak consumer discretionary spending.

In commenting on the third quarter results, Jeffery S. Lorberbaum, Chairman and CEO stated, “Our third quarter earnings were slightly better than our guidance due to the many changes we have made to manage through this difficult environment. Our gross margin of 27%, an improvement of almost 200 basis points over last year benefited from lower raw material and freight costs, personnel reductions, cost containment measures and plant consolidations. Investments in new products, research and development and capital expenditures are being made to improve sales, efficiencies, quality and service. Our balance sheet is strong with over $300 million of cash, ample liquidity from our new $600 million bank facility and free cash flow of over $340 million exceeding last year by approximately 55% on a year to date basis. Our strategy continues to be adjusted as the economic environment requires.”

Mohawk segment sales were down 21% for the third quarter, in line with the industry. Much of our efforts to reduce costs and improve processes have been offset by low industry volumes and unabsorbed overhead. Consumers are purchasing more value-oriented products and selling prices on commoditized products have compressed. Residential volume remains weak with commercial still in decline. We have made improvements in our controllable production costs and quality throughout our processes. Reductions in our SG&A continue to be made throughout the organization. The restructuring of our distribution model and consolidating regional warehouses with Dal-Tile will lower our infrastructure cost further. The commercial team is focused on the government, healthcare and education markets, which should be stronger than the other channels.

Dal-Tile sales for the third quarter were down 23% or 22% with a constant exchange rate. The decline in new housing sales and commercial is significantly affecting the ceramic industry. Dal-Tile is taking share from imports, which make up about half of the industry volume with our broad product line and strong distribution. We further reduced our SG&A in the third quarter by merging local service centers, consolidating regional warehouses and reducing our warehousing infrastructure. Manufacturing costs continue to improve with increased productivity, lower waste levels, and higher quality. Our new introductions of engineered stone and terrazzo tile products are growing in the U.S. market. In Mexico, we are improving our market position by broadening our product line and expanding our customer base.

Unilin sales declined 21% or 18% with a constant exchange rate. Our operating margins for the quarter were approximately 12% and the EBITDA margin was approximately 26%. Demand in both our U.S. and European markets remained challenging in the quarter. Lower raw material costs, increased royalty income, postponement of expenses and better than expected sales volume in some of our products favorably impacted our earnings. Our laminate business has been influenced by customers trading down to lower value alternatives. To improve our laminate sales, we are increasing participation in the DIY channels, growing sales of our new product introductions, adding new product features and investing in new product innovation. We broadened our wood distribution in both the U.S. and Europe under multiple brands to reach all markets. We continue to invest in research and development in our products to provide greater value and to lower production costs. The board products remain under significant pricing pressure due to excess capacity in the markets and high fixed operating costs. Unilin has implemented many cost reductions to lower SG&A, reduce manufacturing costs and manage inventory levels.

Business conditions remain weak as we move into seasonally slower quarters. The residential business appears to have stabilized and the commercial business will continue to be difficult next year. Sequentially, lower plant utilization rates in the fourth quarter will result in higher unabsorbed overhead. Carpet material costs will reduce margins until we pass them through with higher prices. Our fourth quarter guidance for earnings is $0.28 to $0.38 per share. Excluded from the guidance is an estimated restructuring charge of $25 million, primarily non-cash reductions of our manufacturing and distribution infrastructure. We continue to make the necessary structural changes to strengthen our long-term business. Each segment is executing innovative ways to positively position us in all product categories. All of our efforts to strengthen the business during this downturn will significantly benefit us in the future as the industry recovers.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, October 30, 2009 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 34166688. A conference call replay will also be available until November 13, 2009 by dialing 800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering. Conference ID # 34166688.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$1,382,565	1,763,034	3,996,916	5,341,176
Cost of sales	1,013,106	1,323,963	3,106,380	3,959,374

Gross profit	369,459	439,071	890,536	1,381,802
Selling, general and administrative expenses	301,388	321,259	893,671	993,609
Impairment of goodwill and other intangibles	—	1,418,912	—	1,418,912

Operating income (loss)	68,071	(1,301,100)	(3,135)	(1,030,719)
Interest expense	32,318	30,540	92,504	97,049
Other (income) expense, net	(610)	4,201	(2,617)	8,630

Earnings (loss) before income taxes	36,363	(1,335,841)	(93,022)	(1,136,398)
Income tax expense (benefit)	2,015	148,940	(67,744)	194,215

Net earnings (loss)	$34,348	(1,484,781)	(25,278)	(1,330,613)

Basic earnings (loss) per share	$0.50	(21.70)	(0.37)	(19.45)

Weighted-average common shares outstanding—basic	68,456	68,411	68,446	68,396

Diluted earnings (loss) per share	$0.50	(21.70)	(0.37)	(19.45)

Weighted-average common shares outstanding—diluted	68,653	68,411	68,446	68,396

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$146,549	190,287	412,594	376,979

Depreciation and amortization	$76,435	77,712	221,177	226,020

Capital expenditures	$18,678	49,512	71,281	155,322

Consolidated Balance Sheet Data
(Amounts in thousands)			September 26, 2009	September 27, 2008
ASSETS
Current assets:
Cash and cash equivalents			$306,145	62,025
Receivables, net			832,105	933,741
Inventories			939,478	1,234,651
Prepaid expenses			117,367	122,464
Deferred income taxes and other current assets			164,016	151,160

Total current assets			2,359,111	2,504,041
Property, plant and equipment, net			1,841,779	1,963,939
Goodwill			1,424,391	1,529,321
Intangible assets, net			817,586	954,826
Deferred income taxes and other non-current assets			45,588	20,259

			$6,488,455	6,972,386

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt			$53,163	131,663
Accounts payable and accrued expenses			876,579	980,873

Total current liabilities			929,742	1,112,536
Long-term debt, less current portion			1,802,138	1,924,698
Deferred income taxes and other long-term liabilities			510,486	558,471

Total liabilities			3,242,366	3,595,705

Total equity			3,246,089	3,376,681

			$6,488,455	6,972,386

Segment Information	As of or for the Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales:
Mohawk	$755,904	953,827	2,118,025	2,827,297
Dal-Tile	361,590	472,031	1,096,772	1,402,593
Unilin	281,803	357,785	829,984	1,173,065
Intersegment sales	(16,732)	(20,609)	(47,865)	(61,779)

Consolidated net sales	$1,382,565	1,763,034	3,996,916	5,341,176

Operating income (loss):
Mohawk	$16,261	(224,376)	(142,234)	(167,542)
Dal-Tile	21,166	(479,918)	72,626	(364,808)
Unilin	34,929	(592,549)	80,622	(482,472)
Corporate and eliminations	(4,285)	(4,257)	(14,149)	(15,897)

Consolidated operating income (loss)	$68,071	(1,301,100)	(3,135)	(1,030,719)

Assets:
Mohawk			$1,697,334	2,122,463
Dal-Tile			1,622,502	1,736,212
Unilin			2,754,233	2,912,235
Corporate and eliminations			414,386	201,476

Consolidated assets			$6,488,455	6,972,386

Reconciliation of Net Sale to Adjusted Net Sales
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$1,382,565	1,763,034	3,996,916	5,341,176
Add: Commercial carpet tile reserve	—	14,614	110,224	23,651
Add: Exchange rate	16,825	—	89,825	—

Adjusted net sales	$1,399,390	1,777,648	4,196,965	5,364,827

Reconciliation of Segment Net Sale to Adjusted Segment Net Sales
(Amounts in thousands)
	Three Months Ended
	September 26, 2009	September 27, 2008
Dal-Tile segment
Net sales	$361,590	472,031
Add: Exchange rate	4,518	—

Adjusted net sales	$366,108	472,031

Unilin segment
Net sales	$281,803	357,785
Add: Exchange rate	12,307	—

Adjusted net sales	$294,110	357,785

Reconciliation of Net Earnings (Loss) to Adjusted Net Earnings
(Amounts in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net earnings (loss)	$34,348	(1,484,781)	(25,278)	(1,330,613)
Unusual charges:
Add: Impairment of goodwill and other intangibles	—	1,418,912	—	1,418,912
Add: Commercial carpet tile reserve	—	14,614	122,492	23,651
Add: FIFO inventory	—	—	61,794	—
Add: Business restructurings	16,019	—	31,936	—
Add: Income tax expense (benefit)	(6,167)	135,620	(83,004)	132,140

Adjusted net earnings	$44,200	84,365	107,940	244,090

Basic earnings (loss) per share	$0.50	(21.70)	(0.37)	(19.45)
Weighted-average common shares outstanding—basic	68,456	68,411	68,446	68,396
Adjusted Diluted earnings per share	$0.64	1.23	1.57	3.56
Weighted-average common shares outstanding—diluted	68,653	68,600	68,606	68,599

Reconciliation of Free Cash Flow
(Amounts in thousands)
	Three Months Ended September 26, 2009		Nine Months Ended
			September 26, 2009	September 27, 2008
Net cash provided by operations	$146,549		412,594	376,979
Net cash used in investing	(24,282)		(77,205)	(163,668)
less: Acquisitions, net of cash	5,604		5,924	8,346

Free cash flow	$127,871		341,313	221,657

Reconciliation of Unilin Segment Operating Income to Unilin Segment EBITDA
(Amounts in thousands)
	Three Months Ended September 26, 2009

EBITDA reconciliation
Operating income	$34,929
Add: Other income	833
Add: Depreciation and amortization	38,247

EBITDA	$74,009

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.